ACKNOWLEDGEMENT

TO: The Hillman Group Canada ULC (“Company”)

RE:	Termination of Employment Agreement, dated February 19, 2013 (the “Agreement”) between Richard C. Paulin (“Paulin”) and Company, effective April 30, 2017

DATE:	April 30, 2017

This will confirm that:

1.    The undersigned have reviewed the information contained herein and Company and Paulin confirm that such information sets out the extent of the payments owed pursuant to the Agreement to Paulin upon his termination under the terms of the Agreement, paid/provided in consideration of the General Release delivered by Paulin to Company, provided, however, Paulin complies with the terms set out in the Agreement, the General Release, and this Acknowledgement:
(a) a severance payment equivalent to twenty-four (24) months of Paulin’s base salary in the aggregate gross amount of C$860,256.00, less applicable payroll deductions, payable during a two year period by continuation of regular payroll compensation payments beginning with the first regular payroll period no less than ten (10) days following Paulin’s last day of employment;
(b) a Termination Bonus Amount (as defined in the Agreement) in the gross amount of C$64,519.21 (50% of the greater of (i) the average of annual bonuses for the preceding three calendar years (C$43,012.80) and (ii) the amount of annual bonus earned for 2016 and paid in 2017 (C$129,038.41)), less applicable payroll deductions, payable in a lump sum in the year following the date of termination at the same time that annual bonuses are paid to other senior executives of the Company;
(c) the Prorated Bonus (as defined in the Agreement). Paulin acknowledges and agrees that Paulin is not entitled to any other or additional bonus amount (except for the Termination Bonus Amount and the Prorated Bonus) with respect to the Employment Period or thereafter;
(d) the Accrued Payments (as defined in the Agreement), including (i) accrued and unused vacation of C$38,310.02 (C$10,682.57 for one week carried over from 2016 plus C$27,627.45 for 53.17 hours/7.33 days to be accrued in 2017 by April 30, 2017 (less one vacation day already taken)) and (ii) a pro-rata 2017 contribution of $8,670.00 to a registered retirement plan payable consistent with the Company’s past practices;
(e) to the extent permitted by the relevant benefit plans and policies, continued health benefit coverage during the period beginning on the date of the termination and ending twenty-four (24) months thereafter, provided that Paulin continues to pay his share of the premiums;

(f) to the extent permitted under the terms of any applicable life insurance policy, Paulin may convert the group Company life insurance policies issued in his name, provided that Paulin pays the purchase price of any such life insurance policies, including any fees and expenses associated with such a conversion; and
(g) to the extent and maximum permitted by the Income Tax Act, at Paulin’s written direction, Company shall direct payment from the amounts owed under paragraphs 1(a), (b), (c) and/or (d) (as necessary in the aggregate), into Paulin’s RRSP account (paid directly to Paulin’s financial institution), without tax withholding, such contribution as Paulin directs as an eligible retiring allowance.

IN WITNESS WHEREOF, the parties have executed this Acknowledgement effective as of the date first above written.

The Hillman Group Canada ULC

By:/s/Richard C. Paulin        By:/s/ Gregory J. Gluchowski, Jr.
Richard C. Paulin      Gregory J. Gluchowski, Jr.
Chief Executive Officer